Exhibit 99.1

2222  NO. 111TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Brian Ketcham	Hala Elsherbini or Geralyn DeBusk
Vice President & Chief Financial Officer	972-458-8000
402-827-6579

Lindsay Corporation Reports Fiscal 2017 Fourth Quarter and Full Year Results

•	Irrigation segment revenue and operating income improve over the prior year fourth quarter
•	Infrastructure segment delivers solid performance for the fourth quarter and full year

OMAHA, Neb., October 12, 2017—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, today announced results for its fourth quarter and fiscal year ended August 31, 2017.

Fourth Quarter Results

Fourth quarter fiscal 2017 revenues were $131.9 million compared to revenues of $132.9 million in the prior year’s fourth quarter.  Net earnings for the quarter were $6.3 million or $0.59 per diluted share compared with net earnings of $7.8 million or $0.73 per diluted share in the fourth quarter of the prior year.  A higher effective income tax rate for the quarter decreased net earnings $1.1 million, or $0.10 per diluted share, compared to the same prior year period.

Irrigation segment revenues for the fourth quarter were $101.9 million, an increase of two percent compared to $99.9 million in the prior year’s fourth quarter.  U.S. irrigation revenues were $55.6 million, a three percent decrease from the fourth quarter of the prior year, driven primarily by lower filtration and pump system revenues.  Mechanized irrigation equipment revenues increased in the quarter on higher average selling prices and higher unit sales volume.  International irrigation revenues were $46.3 million, an increase of nine percent compared to the fourth quarter of the prior year, driven by the continued market recovery in Brazil, increased project activity in developing markets, and a slightly favorable currency translation impact.  Infrastructure segment revenues for the fourth quarter were $30.0 million, a decrease of nine percent over the prior year’s fourth quarter.  Higher Road Zipper® system lease revenue and higher sales of road safety products in international markets were more than offset by lower Road Zipper® system project sales and lower sales of U.S. road safety products.

Gross margin for the fourth quarter of fiscal 2017 was 28.6 percent of sales compared to 30.1 percent of sales in the prior year’s fourth quarter.  Margins were slightly lower in both the irrigation and infrastructure segments.  Irrigation margins were impacted by a higher mix of revenue from international markets, where gross margins are typically lower.  Infrastructure margins were lower in comparison to a strong fourth quarter in the prior year.

Operating expenses for the fourth quarter of fiscal 2017 were $26.3 million, a decrease of $1.7 million compared to the fourth quarter in the prior year.  The decrease resulted from lower selling and administrative expenses while engineering and development costs remained stable, although at elevated levels due to ongoing testing required to qualify road safety products under new U.S. government testing standards.  Operating expenses were 19.9 percent of sales in the fourth quarter of fiscal 2017 compared with 21.0 percent of sales in the fourth quarter of the prior year.

Operating income for the fourth quarter of 2017 was $11.5 million, a decrease of four percent compared to $12.0 million in the fourth quarter of the prior year.  Irrigation segment operating income increased on higher revenue and lower operating expenses while infrastructure segment operating income decreased on lower revenue and lower gross margin.  Operating margin was 8.7 percent in the fourth quarter of 2017 compared to 9.0 percent in the prior year fourth quarter.

Cash and cash equivalents at the end of the fourth quarter were $121.6 million compared to $101.2 million at the end of the prior fiscal year.  There were no share repurchases made during the fourth quarter of fiscal 2017.  A total of $63.7 million remains available under the Company’s share repurchase program as of August 31, 2017.

The backlog of unshipped orders at August 31, 2017 was $51.8 million compared with $50.7 million at August 31, 2016.  Higher order backlog in the irrigation segment was partially offset by lower order backlog in the infrastructure segment compared to the end of the prior fiscal year.

Full Year Results

Total revenues for the year ended August 31, 2017 were $518.0 million, a slight increase compared to $516.4 million in the same prior year period.  Net earnings were $23.2 million or $2.17 per diluted share compared with $20.3 million or $1.85 per diluted share in the same prior year period.  A higher effective income tax rate in fiscal 2017 decreased net earnings $1.5 million, or $0.14 per diluted share, compared to the same prior year period.

Irrigation segment revenues of $418.0 million for the year ended August 31, 2017 decreased one percent from $421.6 million in the same prior year period.  U.S. irrigation revenues of $242.6 million decreased seven percent while international irrigation revenues of $175.4 million increased 10 percent.  Infrastructure segment revenues increased five percent to $99.9 million for the year ended August 31, 2017 compared to the same prior year period.

Outlook

Rick Parod, President and Chief Executive Officer, commented, “U.S. irrigation equipment revenues were improved for a second consecutive quarter, a further indication that we may have reached a level of stabilization in the domestic market.  The market recovery in Brazil and increased project activity in developing markets continue to drive growth in international irrigation.”

Parod continued, “Commodity prices have stabilized, but are expected to remain under pressure as generally favorable weather conditions during the 2017 growing season are expected to result in above average crop production levels and ending stocks.  The latest USDA estimate of net farm income for 2017 is projected to be 3% higher than last year, following three years of significant decline.  Grower sentiment in the U.S. is showing signs of improvement and we expect modest growth in our U.S. irrigation business in the upcoming year.  We also expect continued growth in international irrigation markets.  In our infrastructure business, we expect continued global growth in Road Zipper system sales and leasing as well as our road safety products.  The longer-term drivers for our markets of population growth, expanded food production and efficient water use, and infrastructure upgrades and expansion support our expectations for growth.”

Fourth-Quarter Conference Call

Lindsay’s fiscal 2017 fourth quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today.  Interested investors may participate in the call by dialing (877) 317-6789 in the U.S., or (412) 317-6789 internationally, and requesting the Lindsay Corporation call.  Additionally, the conference call will be simulcast live on the Internet, and can be accessed via the investor relations section of the Company's Web site, www.lindsay.com.  Replays of the conference call will remain on our Web site through the next quarterly earnings release.  The Company will have a slide presentation available to augment management's formal presentation, which will also be accessible via the Company's Web site.

About the Company

Lindsay manufactures and markets irrigation equipment primarily used in agricultural markets which increase or stabilize crop production while conserving water, energy, and labor.  The Company also manufactures and markets infrastructure and road safety products under the Lindsay Transportation Solutions trade name.  At August 31, 2017, Lindsay had approximately 10.7 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.

For more information regarding Lindsay Corporation, see the Company’s Web site at www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations and planned financing of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” "expect," "outlook," "could," "may," "should," “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The Company undertakes no obligation to update any forward-looking information contained in this press release.

Lindsay Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	Three months ended August 31,		Years ended August 31,
(in thousands, except per share amounts)	2017	2016	2017	2016

Operating revenues	$131,937	$132,897	$517,985	$516,411
Cost of operating revenues	94,146	92,951	372,973	367,798
Gross profit	37,791	39,946	145,012	148,613

Operating expenses:
Selling expense	10,140	11,012	40,705	41,973
General and administrative expense	11,681	12,494	46,959	56,419
Engineering and research expense	4,440	4,444	17,147	15,846
Total operating expenses	26,261	27,950	104,811	114,238

Operating income	11,530	11,996	40,201	34,375

Interest expense	(1,191)	(1,175)	(4,757)	(4,751)
Interest income	297	125	1,178	645
Other (expense) income, net	(89)	74	(907)	(981)

Earnings before income taxes	10,547	11,020	35,715	29,288

Income tax expense	4,205	3,212	12,536	9,021

Net earnings	$6,342	$7,808	$23,179	$20,267

Earnings per share:
Basic	$0.59	$0.73	$2.17	$1.86
Diluted	$0.59	$0.73	$2.17	$1.85

Shares used in computing earnings per share:
Basic	10,692	10,709	10,666	10,906
Diluted	10,729	10,740	10,694	10,930

Cash dividends declared per share	$0.30	$0.29	$1.17	$1.13

Lindsay Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(unaudited)

	August 31,	August 31,
(in thousands, except par values)	2017	2016
ASSETS
Current Assets:
Cash and cash equivalents	$121,620	$101,246
Restricted cash	-	2,030
Receivables, net	73,850	80,610
Inventories, net	86,155	74,750
Prepaid expenses	4,384	3,671
Other current assets	6,925	14,468
Total current assets	292,934	276,775

Property, plant and equipment, net	74,498	77,627
Intangible assets, net	42,808	47,200
Goodwill	77,131	76,803
Deferred income tax assets	5,311	4,225
Other noncurrent assets	13,350	4,885
Total assets	$506,032	$487,515

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$36,717	$32,268
Current portion of long-term debt	201	197
Other current liabilities	55,119	55,395
Total current liabilities	92,037	87,860

Pension benefits liabilities	6,295	6,869
Long-term debt	116,775	116,976
Deferred income taxes	1,191	1,223
Other noncurrent liabilities	19,679	23,020
Total liabilities	235,977	235,948

Shareholders' equity:
Preferred stock	-	-
Common stock	18,780	18,713
Capital in excess of stated value	63,006	57,338
Retained earnings	477,615	466,926
Less treasury stock	(277,238)	(277,238)
Accumulated other comprehensive loss, net	(12,108)	(14,172)
Total shareholders' equity	270,055	251,567
Total liabilities and shareholders' equity	$506,032	$487,515

Lindsay Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

(in thousands)	Years Ended August 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$23,179	$20,267
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	16,678	16,881
Provision for uncollectible accounts receivable	(574)	(843)
Deferred income taxes	(903)	(5,755)
Share-based compensation expense	3,598	3,060
Other, net	626	89
Changes in assets and liabilities:
Receivables	7,959	(4,730)
Inventories	(10,092)	1,330
Other current assets	4,581	(1,047)
Accounts payable	4,076	(7,101)
Other current liabilities	(717)	(230)
Current taxes payable	(3,104)	(813)
Other noncurrent assets and liabilities	(5,858)	12,017
Net cash provided by operating activities	39,449	33,125

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(8,863)	(11,496)
Proceeds from settlement of net investment hedges	2,117	3,381
Payments for settlement of net investment hedges	(3,466)	(2,924)
Other investing activities, net	233	1,141
Net cash used in investing activities	(9,979)	(9,898)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	3,020	113
Common stock withheld for payroll tax obligations	(635)	(712)
Principal payments on long-term debt	(197)	(193)
Repurchase of common shares	-	(48,335)
Dividends paid	(12,490)	(12,244)
Net cash used in financing activities	(10,302)	(61,371)

Effect of exchange rate changes on cash and cash equivalents	1,206	297
Net change in cash and cash equivalents	20,374	(37,847)
Cash and cash equivalents, beginning of period	101,246	139,093
Cash and cash equivalents, end of period	$121,620	$101,246